Item 77C: Matters submitted to a vote of security holders
At a Special Meeting of Shareholders of the BB&T Funds and
BB&T Variable Insurance Funds ("Shareholders"), held on
August 27, 2010, shareholders of the BB&T Funds voted to approve the following Proposals:

1. To approve an Investment Advisory Agreement between each Fund and Sterling Capital Management LLC
("Sterling") ("Proposal 1");

2. To approve Investment Sub-Advisory Agreement between
Sterling and Scott & Stringfellow, LLC with respect to BB&T Equity Income Fund and BB&T Special
Opportunities Equity Fund ("Proposal 2");

3. To approve an Investment Sub-Advisory Agreement between Sterling and Artio Global Management LLC with respect to BB&T International Equity Fund ("Proposal
3"); and

4. To approve an Investment Sub-Advisory Agreement between Sterling and Federated Investment Management
Company with respect to BB&T National Tax-Free Money
Market Fund and BB&T Prime Money Market Fund
("Proposal 4").

The voting results for each of the Proposals were as follows:

Proposal 1:                  For            Against      Abstain
BB&T Select Equity Fund    18,931,191.069   13,045.938  57,744.509

BB&T Mid Cap Value Fund    23,143,031.135   63,279.439  107,626.387

Sterling Capital Small Cap  3,501,691.016   23,604.624  19,143.031
Value Fund

BB&T International Equity  14,898,276.946      737.869  11,298.024
Fund

BB&T Special Opportunities
Equity Fund                20,264,352.875    97,960.766 231,446.934

BB&T Equity Income Fund    19,789,243.989   114,967.613 207,716.444

BB&T Short U.S. Government
Fund                        6,149,344.505     2,079.714   12,177.529

BB&T Intermediate U.S.
Government Fund            15,845,426.670    22,243.960   113,371.575

BB&T Total Return Bond
Fund                       35,227,861.439   38,786.150   122,050.697

BB&T Kentucky Intermediate
Tax-Free Fund               1,580,004.132       0.000     0.000

BB&T Maryland Intermediate
Tax-Free Fund               2,221,737.907    74,857.404   17,018.874

BB&T North Carolina Intermediate
Tax-Free Fund              13,600,565.776    20,943.435  71,607.059

BB&T South Carolina Intermediate
Tax-Free Fund               2,609,369.942      3,548.617  24,485.494

BB&T Virginia Intermediate Tax-
Free Fund                   7,090,892.713     27,984.117  20,419.480

BB&T West Virginia Intermediate
Tax-Free Fund               7,319,703.367    0.000    22,184.188

BB&T National Tax-Free Money
Market Fund                146,178,513.800  10,353.620  29,099.280

BB&T Prime Money Market
Fund                    360,147,373.662  2,293,279.651  4,413,799.937

BB&T U.S. Treasury Money Market
Fund                   221,528,705.280   2,069,193.725  4,494,475.600

BB&T Capital Manager Conservative
Growth Fund                 756,891.539     975.674    71,463.637

BB&T Capital Manager Moderate
Growth Fund                2,773,199.951   50,975.453   321,404.720

BB&T Capital Manager Growth
Fund                       2,410,207.575   49,997.335   199,634.390

BB&T Capital Manager Equity
Fund                       913,013.202      20,544.773   40,184.018

Proposal 2:                       For            Against        Abstain
BB&T Equity Income Fund  19,808,133.012   111,757.619  192,037.415
BB&T Special Opportunities Equity
Fund                    20,263,467.357    112,554.353   217,738.865

Proposal 3:                       For          Against   Abstain
BB&T International Equity
Fund                         14,895,494.272   2,887.909   11,930.658

Proposal 4:                      For           Against       Abstain
BB&T National Tax-Free Money

Market Fund                  146,202,362.420   10,353.620   5,250.660

BB&T Prime Money Market
Fund                   360,139,922.372  2,343,614.261   4,370,916.617